Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

June 30, 2009

Dear Shareholders, Customers and Employees,

As you are all aware, the banking industry is facing challenging economic times.  Despite the difficult environment, your company is pleased to report net income of $2,767,000 ($.80 per share) for the first six months of 2009 compared to $2,694,000 ($.78 per share) for the same period in 2008, a 2.71% increase.  As a result, the Corporation reported return on shareholders’ equity of 10.58% for the six month period ending June 30, 2009.

Management is also pleased to report improvements in the net interest margin (3.72%) and the efficiency ratio (56.17%) for the first half of 2009 when compared to the same period in 2008.

Management will continue to work diligently to minimize the impact of this challenging environment and at the same time enhance shareholder value.  As always, we appreciate the support that we receive from our shareholders, our valued customers and our many dedicated employees.

Respectfully,

Daniel W. Schutt

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Six months ended June 30, 2009	Six months ended June 30, 2008
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 16,742	$17,558
Interest expense	6,561	8,112
Net interest income	10,181	9,446
Provision for loan losses	1,775	645
Net interest income after provision for loan losses	8,406	8,801
Non-interest income	2,570	1,864
Non-interest expenses	7,448	7,183
Income before income taxes	3,528	3,482
Provision for income taxes	761	788
Net income	$2,767	$ 2,694

Average common shares outstanding	3,442,600	3,453,609

PER COMMON SHARE
Net income	$0.80	$0.78
Cash dividends	$0.30	$0.30
Book value	$15.52	$14.43
Closing price	$11.69	$12.25

FINANCIAL RATIOS
Return on average assets	0.90%	0.93%
Return on average equity	10.58%	10.87%
Net interest margin	3.72%	3.66%
Efficiency ratio	56.17%	60.91%
Loans to deposits	91.81%	91.07%
Allowance for loan losses to loans	0.90%	0.60%
Cash dividends to net income	37.33%	38.31%

PERIOD END BALANCES
	As of June 30, 2009	As of December 31, 2008
Assets	$608,877	$616,064
Loans (including available-for-sale)	$421,816	$418,385
Deposits	$459,467	$464,792
Shareholders' equity	$53,419	$50,660

Common shares outstanding	3,442,779	3,441,663

DIRECTORS/OFFICERS

UNITED BANCSHARES, INC.

Robert L. Benroth

David P. Roach

H. Edward Rigel

R. Steven Unverferth

James N. Reynolds - Chairman

Robert L. Dillhoff - Vice-Chairman

Daniel W. Schutt - President/CEO

Brian D. Young - CFO/Executive V.P./Treasurer

Heather M. Oatman - Secretary

DIRECTORS

THE UNION BANK CO.

Robert L. Benroth

James N. Reynolds

Robert L. Dillhoff

H. Edward Rigel

Herbert H. Huffman

David P. Roach

Kevin L. Lammon

Robert M. Schulte, Sr.

William R. Perry

R. Steven Unverferth

Daniel W. Schutt - President/CEO/Chairman

Brian D. Young - CFO/Executive V.P.

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, Ohio 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211